UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016

ENANTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35839	04-3205099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

(617) 607-0800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

Appointment of Lesley Russell to Board of Directors

On November 18, 2016, the Board of Directors of Enanta Pharmaceuticals, Inc. appointed Lesley Russell, MBChB, MRCP to serve as an independent director of the Company in the class of directors whose terms expire at Enanta’s 2019 Annual Meeting of Stockholders. The Board of Directors also appointed Dr. Russell as a member of the Audit and Nominating and Corporate Governance Committees of the Board of Directors, effective as of January 1, 2017.

Dr. Russell will receive the standard compensation for non-employee directors of Enanta, including retainer fees for Board and committee service and stock options, and will have the benefit of the Company’s standard form of indemnification agreement.

Pending Retirement of Ernst-Günter Afting from the Board of Directors

Dr. Ernst-Günter Afting has advised the Board that he will retire as an independent director of Enanta, effective as of the 2017 annual meeting of stockholders. Dr. Afting’s retirement is not the result of any disagreement with Enanta on any matter relating to its operations, policies or practices.

In addition to his service on Enanta’s Board of Directors, Dr. Afting served as a member of the Board’s Audit Committee and its Nominating and Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2016	ENANTA PHARMACEUTICALS, INC.

	By:	/s/ Paul J. Mellett
Paul J. Mellett
Senior Vice President, Finance and Administration and Chief Financial Officer